Exhibit 99.2

NEWS RELEASE: Dec. 15, 2008

FARM - NASDAQ GLOBAL MARKET SYSTEM

Farmer Bros. Declares Dividend; Reports Stockholder Voting Results

TORRANCE, Calif. – (BUSINESS WIRE) – Dec. 15, 2008 – Farmer Bros. Co. (NASDAQ: FARM) today said its Board of Directors approved payment of a dividend of $0.11½  per share for stockholders of record on Jan. 23, 2009, payable on Feb. 9, 2009.

The Company also reported that, at the 2008 Annual Meeting, held Dec. 11, stockholders elected two individuals to the Board of Directors for three-year terms expiring at the 2011 annual meeting. Here are the vote counts:

Director Nominee	Votes Cast For	Votes Withheld
Guenter W. Berger (Chairman)	14,778,798	233,783
Thomas A. Maloof (Independent Director)	14,793,861	218,720

Stockholders also ratified the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2009.   The preliminary results were 14,861,387 votes in favor of the proposal, 118,438 votes against and 32,756 abstentions and no broker non-votes.

Of the 16,100,280 shares of common stock outstanding and entitled to vote at the Annual Meeting, 15,012,581or 93% were represented at the meeting.

Management presented its “State of the Company Report” at the meeting.  The Company intends to file an edited version of that report on Form 8-K and present the report on the investor section of its website, www.farmerbroscousa.com. The Company will report the final vote counts in the Company’s next quarterly report on Form 10-Q.

About Farmer Bros.

Farmer Bros. Co. is an institutional coffee roaster that sells a variety of coffee and allied products to the food service industry and private-label customers such as retailers. The Company’s signature Farmer Bros. trucks and vans bearing the “Consistently Good” logo are seen throughout Farmer Brothers’ 31-state service area. The Company’s wholly owned Coffee Bean Intl. is one of the nation’s leading specialty coffee roasters and wholesalers. Farmer Brothers has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 a share in 1980. For more information, go to: www.farmerbroscousa.com.

Contact:   Abernathy MacGregor Group       Jim Lucas / Sydney Rosencranz    213-630-6550